Exhibit 99.1

Farmer Bros. Co. Reports Second Quarter Fiscal 2021 Financial Results

NORTHLAKE, Texas, February 4, 2021 (GLOBE NEWSWIRE) - Farmer Bros. Co. (NASDAQ: FARM) (the "Company") today reported financial results for its second fiscal quarter ended December 31, 2020.

Second Quarter Fiscal 2021 Highlights:

•Volume of green coffee processed and sold decreased by 8.0 million to 21.4 million pounds, a 27.1% decrease compared to the prior year period primarily due to the impact of the COVID-19 pandemic discussed below;
◦Green coffee pounds processed and sold through our DSD network were 5.4 million, or 25.3% of total green coffee pounds processed and sold; and
◦Direct ship customers represented 16.0 million, or 74.7%, of total green coffee pounds processed and sold
•Net sales were $104.6 million, a decrease of $47.9 million, or 31.4%, from the prior year period;
•Gross margin decreased to 25.1% from 28.8% in the prior year period;
•Net loss was $17.7 million compared to net income of $7.8 million in the prior year period; and
•Adjusted EBITDA was $8.3 million compared to $7.4 million in the prior year period.*
•As of December 31, 2020, total debt outstanding was $82.0 million and cash and cash equivalents was $5.9 million compared to $122.0 million and $60.0 million, respectively, as of June 30, 2020.

(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this press release.)

Deverl Maserang, President and CEO said, “As I previously communicated last quarter, despite COVID-19, we are cautiously optimistic as we see measurable progress and completion of key initiatives. As announced earlier this week, our West Coast distribution center is now operational and we are excited to return to California, where we expect to see improved service for our customers and distribution efficiencies on the West Coast. Further, our handheld technology has been fully implemented across our DSD network and we will complete the transition out of our Houston, Texas facility in the coming quarter. I want to personally thank all the team members across the organization that have worked so hard to bring these projects to completion. All of these efforts will allow us to better serve our customers and position Farmer Brothers for success as we recover from the pandemic.”

Second Quarter Fiscal 2021 Results:

Selected Financial Data

The selected financial data presented below under the captions “Income statement data,” “Operating data” and “Other data” summarizes certain performance measures for the three and six months ended December 31, 2020 and 2019 (unaudited).

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
(In thousands, except per share data)
Income statement data:
Net sales	$104,571	$152,498	$201,841	$291,098
Gross margin	25.1%	28.8%	24.1%	29.1%
(Loss) income from operations	$(10,164)	$8,870	$(21,610)	$15,762
Net (loss) income	$(17,725)	$7,754	$(23,997)	12,408
Net (loss) income available to common stockholders per common share—diluted	$(1.02)	$0.43	$(1.39)	$0.69

Operating data:
Coffee pounds	21,407	29,360	42,340	55,318
EBITDA(1)	$5,288	$16,852	$8,191	$30,292
EBITDA Margin(1)	5.1%	11.1%	4.1%	10.4%
Adjusted EBITDA(1)	$8,274	$7,448	$13,967	$11,464
Adjusted EBITDA Margin(1)	7.9%	4.9%	6.9%	3.9%

Other data:
Capital expenditures related to maintenance	$2,147	$3,107	$3,741	$7,459
Total capital expenditures	$5,271	$3,730	$9,636	$9,007
Depreciation and amortization expense	$7,308	$7,594	$14,349	$15,211

(1) EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Net sales in the second quarter of fiscal 2021 were $104.6 million, a decrease of $47.9 million, or 31.4%, from the prior year period. The decrease in net sales was driven primarily by lower sales of coffee, beverage and allied products sold through our DSD network due to the COVID-19 pandemic. During our fiscal first quarter ended September 30, 2020, sales from our DSD customers declined by 41% compared to prior year same quarter due to COVID-19. Although we experienced improvements early in the current quarter ended December 31, 2020 to where our weekly sales were down 32% from pre-COVID levels, due to the surge in the U.S. of COVID-19 cases later in the quarter, our DSD revenues deteriorated back to approximately 40% compared to prior year same quarter. The largest DSD revenue declines were from restaurants, hotels and casino channels. This still represents significant improvement since the worst effects on our business from COVID-19 in April 2020 when DSD sales were down by approximately 65% to 70%. Our direct ship sales declined 13% compared to the prior year period due to lower coffee volume related to COVID-19 and the impact of coffee prices for our cost plus customers, partially offset by improved volume from our retail business, key grocery stores under their private labels, and third party e-commerce platforms.

Gross profit in the second quarter of fiscal 2021 was $26.3 million, a decrease of $17.7 million, or 40.3% from the prior year period and gross margin decreased to 25.1% from 28.8% from the prior year period. The decrease in gross profit was primarily driven by lower net sales of $47.9 million partially offset by lower cost of goods sold. The decrease in gross margin was impacted by COVID-19 and the unfavorable impact it had on our customer mix, partially offset by lower production variances, lower write-down of slow moving inventories, lower freight costs and lower coffee brewing equipment costs resulting from the various costs savings initiatives we have implemented.

Operating expenses in the second quarter of fiscal 2021 increased compared to prior year period at $36.4 million, from $35.1 million, and as a percentage of net sales increased to 34.8% compared to 23.0% of net sales, in the prior year period. Operating expenses were impacted by a $9.9 million decrease in net gains realized from sales of assets, a $0.3 million increase in general and administrative expenses and a $1.2 million of fixed assets impairment, partially offset by a $10.1 million decrease in selling expenses. During the current quarter, we completed the sale of two branch properties for a net gains of $1.2 million compared to the prior year quarter sales of the Houston manufacturing facility and four branch properties for total gains of $11.4 million. The increase in general and administrative expenses was associated primarily with one-time severance and strategic costs saving action taken during the current quarter, partially offset by reductions in third party costs and reductions in headcount due to COVID-19. The fixed assets impairment is primarily related to the write-off of the remaining balance of our previous route handheld equipment since we completed the implementation of new route handheld equipment. The decrease in selling expenses was primarily driven by reductions in headcount, lower DSD sales commissions and lower travel expenses.

Interest expense in the second quarter of fiscal 2021 was flat at $2.9 million principally due to the write-off of deferred finance cost related to our debt amendment and the amortization of de-designated interest rate swap costs, offset by lower pension interest expense.

Other, net in the second quarter of fiscal 2021 increased by $7.4 million to $9.1 million in the quarter compared to $1.7 million in the prior year period. The increase in Other, net was primarily a result of higher amortized gains on our postretirement medical benefit plan due to the curtailment announced in March 2020 and higher mark-to-market net gains on coffee-related derivative instruments not designated as accounting hedges.

Income tax expense was $13.7 million in the second quarter of fiscal 2021 as compared to income tax benefit of $0.1 million in the prior year period. The income tax expense for the three months ended December 31, 2020 included $13.5 million of previously deferred non-cash tax expense in accumulated other comprehensive income associated with gains on the postretirement medical plan in prior years. Upon termination of this plan on December 31, 2020, the deferred non-cash tax expense was recognized in net income in the second quarter of fiscal 2021. The tax benefit in the three months ended December 31, 2019 was primarily driven by change in previously recorded valuation allowance and change in our estimated deferred tax liability.

As a result of the foregoing factors, net loss was $17.7 million in the second quarter of fiscal 2021 as compared to net income of $7.8 million in the prior year period. Net loss available to common stockholders was $17.9 million, or $1.02 per common share, in the second quarter of fiscal 2021, compared to net income available to common stockholders of $7.6 million, or $0.44 per common share, in the prior year period.

Our capital expenditures for the six months ended December 31, 2020 were $9.6 million, representing lower maintenance capital spend of $3.7 million, a 49.8% reduction compared to the prior year period, and various capital investment spending of $5.9 million. The spending reductions were driven by several key initiatives put in place, including a focus on refurbished CBE equipment to drive cost savings, and reductions across some capital categories due to additional cost controls implemented during the COVID-19 pandemic.

As of December 31, 2020, the outstanding debt on our revolver was $82.0 million, a decrease of $40.0 million since June 30, 2020. Our cash balance decreased by $54.2 million, from $60.0 million as of June 30, 2020, to $5.9 million as of December 31, 2020. These changes resulted from the repayments on our revolver completed under the terms of our amended credit facility. The net deterioration in our liquidity was due to our investment in inventory, capital expenditures to fund certain key growth initiatives, and pension funding requirements that were previously deferred under the Coronavirus Aid, Relief, and Economic Security Act.
As of January 26, 2021, our total debt was $82.0 million and we had cash on hand of $6.6 million and $38.7 million of availability on our amended credit facility.

Non-GAAP Financial Measures:

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Non-GAAP Financial Measures section on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

Adjusted EBITDA was $8.3 million in the second quarter of fiscal 2021, as compared to Adjusted EBITDA of $7.4 million in the prior year period, and Adjusted EBITDA Margin was 7.9% in the second quarter of fiscal 2020, as compared to Adjusted EBITDA Margin of 4.9% in the prior year period.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of $501.3 million in fiscal 2020. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Investor Conference Call

Deverl Maserang, Chief Executive Officer, and Scott Drake, Chief Financial Officer, will host an audio-only investor conference call today, February 4, 2021, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the second fiscal quarter ended December 31, 2020. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”

The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/mmc/p/iyefemkm and at the Company’s website www.farmerbros.com under “Investor Relations.” The call also will be available to investors and analysts by dialing Toll Free: 1-(844) 423-9890 or international: 1-(716) 247-5805. The passcode/ID is 4784655.

The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, duration of the COVID-19 pandemic’s disruption to the Company’s business and customers, levels of consumer confidence in national and local economic business conditions, the duration and magnitude of the pandemic’s impact on unemployment rates, the success of the Company’s strategy to recover from the effects of the pandemic, the success of the Company's turnaround strategy, the execution of the five key initiatives, the impact of capital improvement projects, the adequacy and availability of capital resources to fund the Company’s existing and planned business operations and the Company’s capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of our large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the success of the Company’s adaptation to technology and new commerce channels, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price and interest rate risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this report and other factors described from time to time in our filings with the SEC. The results of operations for the three and six months ended December 31, 2020 are not necessarily indicative of the results that may be expected for any future period.

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net sales	$104,571	$152,498	$201,841	$291,098
Cost of goods sold	78,321	108,513	153,173	206,472
Gross profit	26,250	43,985	48,668	84,626
Selling expenses	24,769	34,906	48,268	68,520
General and administrative expenses	11,570	11,266	21,316	24,006
Net gains from sales of assets	(1,168)	(11,057)	(549)	(23,662)
Impairment of goodwill and intangible assets	—	—	—	—
Impairment of fixed assets	1,243	—	1,243	—
Operating expenses	36,414	35,115	70,278	68,864
(Loss) income from operations	(10,164)	8,870	(21,610)	15,762
Other (expense) income:
Interest expense	(2,938)	(2,859)	(6,181)	(5,407)
Other, net	9,080	1,662	17,639	1,865
Total other expense	6,142	(1,197)	11,458	(3,542)
(Loss) income before taxes	(4,022)	7,673	(10,152)	12,220
Income tax expense (benefit)	13,703	(81)	13,845	(188)
Net (loss) income	$(17,725)	$7,754	$(23,997)	$12,408
Less: Cumulative preferred dividends, undeclared and unpaid	143	138	284	275
Net (loss) income available to common stockholders	$(17,868)	$7,616	$(24,281)	$12,133
Net (loss) income available to common stockholders per common share—basic	$(1.02)	$0.44	$(1.39)	$0.71
Net (loss) income available to common stockholders per common share—diluted	$(1.02)	$0.43	$(1.39)	$0.69
Weighted average common shares outstanding—basic	17,531,521	17,159,108	17,477,268	17,127,153
Weighted average common shares outstanding—diluted	17,531,521	17,583,335	17,477,268	17,550,144

FARMER BROS. CO.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	December 31, 2020	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$5,857	$60,013
Accounts receivable, net	41,864	40,882
Inventories	80,617	67,408
Income tax receivable	—	831
Short-term derivative assets	3,772	165
Prepaid expenses	8,303	7,414
Total current assets	140,413	176,713
Property, plant and equipment, net	159,855	165,633
Intangible assets, net	19,457	20,662
Other assets	8,700	8,564
Long-term derivatives assets	—	10
Right-of-use operating lease assets	27,658	21,117
Total assets	$356,083	$392,699
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	49,797	36,987
Accrued payroll expenses	15,769	9,394
Operating leases liabilities - current	7,029	5,854
Short-term derivative liabilities	1,428	5,255
Other current liabilities	7,489	6,802
Total current liabilities	81,512	64,292
Long-term borrowings under revolving credit facility	82,000	122,000
Accrued pension liabilities	56,358	58,772
Accrued postretirement benefits	10,309	9,993
Accrued workers’ compensation liabilities	3,687	4,569
Operating lease liabilities - noncurrent	20,770	15,628
Other long-term liabilities	5,254	5,532
Total liabilities	$259,890	$280,786
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; 14,700 shares issued and outstanding as of December 31, 2020 and June 30, 2020; liquidation preference of $16,463 and $16,178 as of December 31, 2020 and June 30, 2020, respectively	15	15
Common stock, $1.00 par value, 25,000,000 shares authorized; 17,591,084 and 17,347,774 shares issued and outstanding as of December 31, 2020 and June 30, 2020, respectively	17,591	17,348
Additional paid-in capital	63,739	62,043
Retained earnings	84,256	108,536
Accumulated other comprehensive loss	(69,408)	(76,029)
Total stockholders’ equity	$96,193	$111,913
Total liabilities and stockholders’ equity	$356,083	$392,699

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Six Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(23,997)	$12,408
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,349	15,211
Postretirement and Pension benefits gains	(14,577)	—
Deferred income taxes	13,472	—
Impairment of fixed assets	1,243	—
Net gains from sales of assets	(549)	(23,662)
Net (gains) losses on derivative instruments	(2,093)	4,075
Other adjustments	1,776	1,794
Change in operating assets and liabilities:
Accounts receivable	(818)	(5,285)
Inventories	(13,209)	1,804
Derivative assets/liabilities, net	1,761	1,965
Other assets	2,418	361
Accounts payable	12,430	(10,608)
Accrued expenses and other	3,971	(258)
Net cash used by operating activities	$(3,823)	$(2,195)
Cash flows from investing activities:
Purchases of property, plant and equipment	(9,636)	(9,007)
Proceeds from sales of property, plant and equipment	1,926	35,247
Net cash (used) provided in investing activities	$(7,710)	$26,240
Cash flows from financing activities:
Proceeds from revolving credit facility	$21,150	$38,000
Repayments on revolving credit facility	(61,150)	(60,000)
Payments of finance lease obligations	(9)	(27)
Payment of financing costs	(2,614)	—
Proceeds from stock option exercises	—	129
Net cash used by financing activities	$(42,623)	$(21,898)
Net (decrease) increase in cash and cash equivalents	$(54,156)	$2,147
Cash and cash equivalents at beginning of period	60,013	6,983
Cash and cash equivalents at end of period	$5,857	$9,130

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (continued)
(In thousands)
	Six Months Ended December 31,
	2020	2019
Supplemental disclosure of non-cash investing and financing activities:
Non-cash additions to property, plant and equipment	$380	$284
Non-cash issuance of 401-K common stock	$185	$109
Cumulative preferred dividends, undeclared and unpaid	$284	$275

Non-GAAP Financial Measures

In addition to net (loss) income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net (loss) income excluding the impact of:
•income taxes;
•interest expense; and
•depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net (loss) income excluding the impact of:
•income taxes;
•interest expense (benefit);
•(loss) income from short-term investments;
•depreciation and amortization expense;
•ESOP and share-based compensation expense;
•non-cash impairment losses;
•non-cash pension withdrawal expense;
•restructuring and other transition expenses;
•severance costs;
•proxy contest-related expenses;
•non-recurring costs associated with the COVID-19 pandemic;
•net gains and losses from sales of assets;
•non-cash pension settlements and postretirement benefits curtailment; and
•acquisition, integration and strategic costs.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
For purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have excluded the impact of interest expense resulting from the adoption of ASU 2017-07, non-cash pretax pension and postretirement benefits resulting from the amendment and termination of certain Farmer Bros. pension and postretirement benefits plans and severance because these items are not reflective of our ongoing operating results.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net loss to EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2020	2019	2020	2019
Net (loss) income, as reported	$(17,725)	$7,754	$(23,997)	$12,408
Income tax (benefit) expense	13,703	(81)	13,845	(188)
Interest expense (1)	2,002	1,585	3,994	2,861
Depreciation and amortization expense	7,308	7,594	14,349	15,211
EBITDA	$5,288	$16,852	$8,191	$30,292
EBITDA Margin	5.1%	11.1%	4.1%	10.4%
____________
(1) Excludes interest expense related to pension plans and postretirement benefits.
Set forth below is a reconciliation of reported net loss to Adjusted EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2020	2019	2020	2019
Net (loss) income, as reported	$(17,725)	$7,754	$(23,997)	$12,408
Income tax (benefit) expense	13,703	(81)	13,845	(188)
Interest expense(1)	2,002	1,585	3,994	2,861
Depreciation and amortization expense	7,308	7,594	14,349	15,211
ESOP and share-based compensation expense	794	909	1,950	1,778
Strategic initiatives (2)	1,333	—	1,675	—
Net losses (gains) from sales of other assets	(1,168)	(11,057)	(549)	(23,662)
Impairment of fixed assets	1,243	—	1,243	—
Non-recurring costs associated with the COVID-19 pandemic	149	—	260	—
Proxy contest-related expenses	—	259	—	259
Severance	635	485	1,197	2,797
Adjusted EBITDA(3)	$8,274	$7,448	$13,967	$11,464
Adjusted EBITDA Margin	7.9%	4.9%	6.9%	3.9%
____________
(1) Excludes interest expense related to pension plans and postretirement benefits.
(2) Includes initiatives related to the Houston facility exit and opening of the Rialto distribution center.
(3) Adjusted EBITDA for the three and six months ended December 31, 2020 includes $7.2 million and $14.4 million, respectively, of higher amortized gains resulting from the curtailment of the postretirement medical plan in March 2020. These higher gains will continue until the plan sunset on January 1, 2021. See Note 10, Employee Benefit Plans, of the Notes to Unaudited Condensed Consolidated Financial Statements included in our quarterly ended December 31, 2020, on Form 10-Q for details.

Contact:
Ellipsis
Jeff Majtyka & Kyle King
646-776-0886